Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of April 22, 2011, by and between OP-TECH ENVIRONMENTAL SERVICES, INC. (“Borrower”), a corporation organized and existing under the laws of Delaware, with its principal place of business at One Adler Drive, East Syracuse, New York 13057 and FIRST NIAGARA BANK, N.A., a national banking association, with a banking office at 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095-0514, Attention:  Commercial Lending (together with its successors and assigns, “Lender”).

In consideration of the premises and of the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE I.  Definitions

1.1 Definitions.  As used in this Agreement, unless otherwise specified, the following terms shall have the following respective meanings:

“Affiliate” - any Person who now or hereafter has Control of, or is now or hereafter under common Control with, Borrower or any Subsidiary or over whom or over which Borrower or any Subsidiary now or hereafter has Control.

“Agreement” - this Agreement, including any Schedule hereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Anti-Terrorism Laws” - any laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the forgoing laws may from time to time be amended, renewed, extended or replaced).

“Business Day” - a day of the year which is neither a Saturday or Sunday nor a legal holiday on which banks are required or authorized by law to close in New York State.

“Collateral Documents” - collectively, any security agreement, mortgage and any and all other documents at any time executed and delivered in connection therewith or with this Agreement (other than the Notes), and any and all amendments, restatements, renewals or replacements thereof.

“Constituent Documents” - the applicable certificate of incorporation and by-laws of Borrower.

“Control” - (a) the power to vote at least 50% of the outstanding shares of any class of stock of a corporation or equity, membership or ownership interest in any partnership, limited partnership, limited liability company or other business entity or (b) the beneficial ownership of at least 50% of (i) the outstanding shares of any class of stock of a corporation or (ii) of any outstanding equity, membership or ownership interest in any other Person.

“Environment” - any water including, but not limited to, surface water and ground water or water vapor; any land including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.

“Environmental Laws” - all foreign, federal, state, county, provincial and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the policies, guidelines, procedures, interpretations, decisions, orders and directives of any governmental authority with respect thereto.

“Environmental Permits” - all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of Borrower’s property, including, without limitation, as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

“Executive Order No. 13224” - Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, amended, renewed, extended or replaced.

“GAAP” - generally accepted accounting principles in the United States of America in effect from time to time and consistently applied from period to period.

“Hazardous Substances” - without limitation, any flammable explosives, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead based paints, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutant, contaminant, regulated substance, residual waste or related materials as defined in or subject to any Environmental Law, including, without limitation, the following federal statutes and any comparable New York or county Environmental Laws:  the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), The Clean Water Act, as amended (33 U.S.C. Sections 1251, et seq.), The Safe Drinking Water Act (42 U.S.C. Sections 300f, et seq.), The Clean Air Act (42 U.S.C. Sections 7401, et seq.), and/or regulations adopted pursuant to any such Environmental Law.

“Lender Affiliate” - any bank or non-bank subsidiary (other than Lender) of Lender or of First Niagara Financial Group, Inc.

“Loan” and collectively, “Loans” - as defined in Section 2.1 of this Agreement.

“Loan Document” and collectively, “Loan Documents” - the Collateral Documents, the Notes and any other document, instrument or agreements executed in connection with the Loan, as may be amended, modified, supplemented, renewed or otherwise modified from time to time.

“Loan Maturity Date” - the date set forth in the applicable Note issued pursuant to this Agreement on which a Loan is scheduled to be paid in full, unless such date is otherwise accelerated in accordance with the terms of this Agreement.

“Margin Stock” - as defined under Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

“Material Adverse Effect” - a material adverse effect on:  (a) the property, assets, financial condition, business or operations of an Obligor; (b) the ability of Borrower to perform any of its payment or other obligations under this Agreement, any Note, or any Collateral Document to which it is a party; (c) the legality, validity or enforceability of the obligations of Borrower under this Agreement, any Note, or any Collateral Document to which it is a party; or (d) the ability of Lender to exercise its rights and remedies with respect to, or otherwise realize upon, any of the collateral or any of the security for the obligations of Borrower to Lender or any Lender Affiliate under this Agreement, any Note, or any Collateral Document.

“Note” or “Notes” - as defined in Section 2.2 of this Agreement.

“Obligor” - any Borrower, or any other Person providing collateral support for Borrower’s obligations hereunder.

“Pension Plan” - any pension plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”) with respect to which Borrower or any Subsidiary has incurred or may incur liability, including contingent liability, under Title IV of ERISA, to such plan or to the Pension Benefit Guaranty Corporation.  For purposes of this definition and for purposes of Section 7.1(i), “Borrower” shall include any trade or business (whether or not incorporated) which, together with Borrower or a Subsidiary, is deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA.

“Person” - any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, government or political subdivision or other entity, body, organization or group.

 “Reportable Event” - any event with regard to a Pension Plan described in Section 4043(b) of ERISA, or in Regulations issued thereunder.

“Schedule” – any Schedule that may be attached to this Agreement and made a part hereof.

“Subsidiary” - any corporation of which at least 25% of the voting stock is owned by Borrower directly, or indirectly through one or more Subsidiaries.

“USA Patriot Act” - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.2 Accounting Terms.  All accounting terms not otherwise defined herein shall have the meaning assigned to them in accordance with GAAP.

1.3 UCC Definitions.  Unless otherwise defined in this Agreement, capitalized words shall have the meanings set forth in the Uniform Commercial Code as in effect, from time to time, in the State of New York.

ARTICLE II.  The Financing

2.1 Loans.  Lender agrees, based on the terms and conditions and relying upon the representations and warranties set forth in this Agreement, to lend to Borrower, and Borrower agrees to borrow from Lender, one or more loans to be more fully described in the Notes and payable according to the terms of the respective Notes (each a “Loan” and collectively the “Loans”).  As a condition to the making of any Loan, Borrower shall execute and deliver to Lender a Note or Notes evidencing the terms of repayment of such Loan.

2.2 The Notes.  Each Loan subject to this Agreement shall be evidenced in part by, and payable as provided in, a note (other than any demand note) (each a “Note” and collectively the “Notes”) executed by Borrower.

2.3 Interest and Late Charges.

(a)           Interest and Late Charges on the Loan.  Each Loan shall bear interest from the date thereof until maturity (whether by acceleration or otherwise) and thereafter until paid in full on the unpaid principal amount thereof at a per annum rate equal to the interest rate set forth in the applicable Note evidencing such Loan.  If any payment of principal of or interest on any Note is not paid within ten (10) days of the date when due, Borrower shall pay to Lender any late charge set forth in the applicable Note.

(b)           Computation of Interest and Payment.  Accrued interest on each Note shall be paid on the dates set forth in such Note, and on the date such Note is paid in full.  Interest on each Note shall be calculated on the basis set forth in the applicable Note.  Principal payments shall be made as set forth in the Note.

2.4 Use of Proceeds.  Proceeds of each Loan shall be used for the purposes set forth in the applicable Note.

2.5 Conditions Precedent.  Lender shall not be obligated to advance any Loan if (a) any Event of Default shall occur or be continuing or (b) Borrower fails to meet any other conditions set forth in the Loan Documents.

ARTICLE III.  Representations and Warranties

Borrower makes the following representations and warranties, which shall be deemed to be continuing representations and warranties so long as any indebtedness of Borrower to Lender or any Lender Affiliate, including indebtedness for fees and expenses, remains unpaid:

3.1 Good Standing and Authority.  If Borrower is not an individual, Borrower is an entity, duly organized, and validly existing, and in good standing under the laws of the State of its formation or organization; has all necessary power and authority to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each other jurisdiction in which the conduct of such business requires such licensing or such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.  Borrower has all necessary power and authority to enter this Agreement and to execute, deliver and perform this Agreement, the Notes, the Collateral Documents and any other document executed in connection with this Agreement, all of which have been duly authorized by all proper and necessary action by Borrower and the owners of Borrower.

3.2 Valid and Binding Obligation.  This Agreement, the Collateral Documents, the Notes, and any other document executed in connection herewith constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy and insolvency laws and laws affecting creditor’s rights generally.

3.3 Good Title.  Borrower has good and marketable title to all of its assets, none of which is subject to any mortgage, indenture, pledge, lien, conditional sale contract, security interest, encumbrance, claim, trust or charge except as referred to in the financial statements described herein or except as otherwise permitted herein.

3.4 No Pending Litigation.  There are not any actions, suits, proceedings (whether or not on behalf of Borrower) or investigations pending or, to the best of Borrower’s knowledge, threatened against Borrower which, if adversely determined, would, in any case or in the aggregate, have a Material Adverse Effect, or which question the validity of this Agreement, the Notes, the Collateral Documents or other documents required by this Agreement, or any action taken or to be taken pursuant to any of the foregoing.

3.5 No Consent or Filing.  No consent, license, approval or authorization of, or registration, declaration or filing with, any court, governmental body or authority or other Person, which has not been obtained or made, is required in connection with the valid execution, delivery or performance of this Agreement, the Notes, the Collateral Documents or other documents required by this Agreement or in connection with any of the transactions contemplated thereby, other than filings and recordings in connection with the Collateral Documents.

3.6 No Violations.  Borrower is not in violation of any term of its Constituent Documents, or of any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money.  Borrower is not in violation of any term of any other indenture, instrument, or agreement to which it is a party or by which it may be bound, resulting, or which might reasonably be expected to result, in a Material Adverse Effect.  Borrower is not in violation of any order, writ, judgment, injunction or decree of any court of competent jurisdiction.  To Borrower’s best knowledge, Borrower is not in violation of any statute, rule or regulation of any competent governmental authority, the violation of which could have a Material Adverse Effect.  The execution and delivery of this Agreement, the Notes, the Collateral Documents and other documents required by this Agreement and the performance of all of the same is and will be in compliance with the foregoing and will not result in any violation or result in the creation of any mortgage, lien, security interest, charge or encumbrance upon any properties or assets except in favor of Lender.  There exists no fact or circumstance not disclosed in this Agreement or in the documents furnished in connection herewith (other than general economic conditions) which does, or in the future could, have a Material Adverse Effect.

3.7 Financial Statements.  Borrower has furnished to Lender financial statements reported on and prepared by a certified public accountant showing Borrower’s financial condition as of the end of Borrower’s most recently completed fiscal year which statements represent fairly the results of its operations and transactions as of the dates and for the period referred to and have been prepared in accordance with GAAP.  From the date of such financial statements to the date of the execution of this Agreement, there has not been any Material Adverse Effect or any fire, explosion, accident, flood, drought, storm, earthquake, condemnation, statutory or regulatory change, act of God, or act of public enemy or other casualty, whether or not insured, which would cause a Material Adverse Effect.

3.8 Tax Returns.  Borrower has duly filed all federal and other tax returns required to be filed and has paid all taxes required by such returns through its latest fiscal year end, and has not received any assessments by the Internal Revenue Service or other taxing authority for additional unpaid taxes.

3.9 ERISA Matters.  Except in compliance with all applicable laws and regulations, no Pension Plan has been terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Pension Plan; neither Borrower nor any Subsidiary has withdrawn from any Pension Plan, nor has a condition occurred which if continued would result in a complete or partial withdrawal; neither Borrower nor any Subsidiary has incurred any withdrawal liability to any Pension Plan; neither Borrower nor any Subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation other than for required insurance premiums which have been paid when due; no Reportable Event has occurred; and no Pension Plan or other “employee pension benefit plan” as defined in Section 3 of ERISA to which Borrower or any Subsidiary is a party has an “accumulated funding deficiency.”  Each Pension Plan and each other “employee benefit plan” as defined in Section 3(2) of ERISA to which Borrower or any Subsidiary is a party is in substantial compliance with ERISA, and no such plan, or any administrator, trustee or fiduciary thereof has engaged in a prohibited transaction described in Section 406 of ERISA or in Section 4975 of the Internal Revenue Code.

3.10 Solvency.  Borrower is not insolvent as defined in any applicable state or federal statute, nor will Borrower be rendered insolvent by the execution and delivery of this Agreement, any of the Notes or any of the Collateral Documents to Lender.  After the making of each Loan hereunder, Borrower reasonably expects to (a) be able to pay its debts as they become due, (b) have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (c) own property having a value at both fair valuation and at fair salable value in the ordinary course of Borrower’s business greater than the amount required to pay its debts as they become due.

3.11 Federal Reserve Regulations.  Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any governmental body, including without limitation the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System, as amended.  No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

3.12 Environmental Matters.  To the knowledge of Borrower:  (a) No above ground or underground storage tanks containing Hazardous Substances are or have been located on any property owned, leased or operated by Borrower and each Subsidiary; (b) No property owned, leased or operated by Borrower or any Subsidiary is or has been used for the unpermitted or unauthorized treatment, storage or disposal of Hazardous Substances; (c) No material Release of a Hazardous Substance has occurred or is threatened on, at, from or, near any property owned, leased or operated by Borrower or any Subsidiary that will now or in the future (based on Environmental Laws currently in effect) require (i) remedial or corrective action, removal, monitoring or closure pursuant to any Environmental Law currently in effect or (ii) Borrower or any Subsidiary to incur costs pursuant to the terms or conditions of any lease; (d) Neither Borrower nor, any Subsidiary is subject to any existing, pending or threatened suit, claim, notice of violation or request for information under any material Environmental Law; and (e) Borrower and each Subsidiary is in compliance in all material respects with, and have obtained all Environmental Permits required by all Environmental Laws.

3.13 Prohibited Person Compliance.  Borrower warrants, represents and covenants that neither Borrower nor any of their respective Affiliates is or will be a Person (a) that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO13224”), (b) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons,” (c) who commits, threatens to commit or supports “terrorism,” as defined in EO13224, or (d) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in subparts [a] - [d] above are herein referred to as a “Prohibited Person”).  Borrower covenants and agrees that neither Borrower, nor any of their respective Affiliates will knowingly (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services to or for the benefit of a Prohibited Person, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.  Borrower further covenants and agrees to deliver (from time to time) to Lender any such certification or other evidence as may be requested by Lender in its sole and absolute discretion, confirming each such representation.

ARTICLE IV.  Affirmative Covenants

Borrower covenants and agrees to:

4.1 Future Financial Statements.  Furnish to Lender or cause to be furnished to Lender the following financial information and such additional information, reports or statements as Lender may from time to time reasonably request regarding the financial and business affairs of Borrower and its Affiliates:

(a)           Annual Financials.  As soon as available, and in any event within ninety (90) days after the end of each of Borrower’s fiscal years, a complete copy of Borrower’s annual financial statements and notes thereto for that year, prepared for Borrower on a consolidated basis certified, without qualification as to GAAP, as having been audited by independent certified public accountants selected by Borrower and satisfactory to Lender.

(b)           Periodic Financials.  As soon as available, and in any event within forty-five (45) days after each fiscal quarter of each of Borrower’s fiscal years, Borrower’s balance sheet as at the end of the period and Borrower’s statements of cash flow, income, and surplus reconciliation for Borrower’s then current fiscal year to date, prepared for Borrower on a consolidated basis, and on a comparative basis with the prior year, in accordance with GAAP, and in form and detail satisfactory to Lender, which financial statements are certified as to accuracy by Borrower.

(c)           Accounts Receivable Aging.  As soon as available, and in any event within fifteen (15) days after the end of each month, an accounts receivable aging statement as of the end of that period, accurately and fully showing for each of Borrower’s accounts, the account debtor, the aging of the account based upon the original invoice date, the amount due, status and such other information as Lender may request, all in form and scope satisfactory to Lender and certified by Borrower’s chief financial officer.

(d)           Bonded Accounts Receivable Aging.  As soon as available, and in any event within fifteen (15) days after the end of each month, an bonded accounts receivable aging statement as of the end of that period, accurately and fully showing for each of Borrower’s accounts, the account debtor, the aging of the account based upon the original invoice date, the amount due, status and such other information as Lender may request, all in form and scope satisfactory to Lender and certified by Borrower’s chief financial officer.

(e)           Compliance Certificate.  Within forty-five (45) days after each fiscal quarter of each of Borrower’s fiscal years, a compliance certificate signed by Borrower’s chief financial officer (or other officer acceptable to Lender) and otherwise in form and substance satisfactory to Lender (i) certifying that to the best of that officer’s knowledge and belief, (A) those financial statements have been prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of Borrower, if any, in accordance with GAAP subject, in the case of interim financial statements, to routine year-end adjustments and (B) no Event of Default then exists or if any does, a brief description of the Event of Default and Borrower’s intentions in respect thereof and (ii) setting forth calculations with respect to each subsection of Section 6.1.

(f)           Contract Status Report. As soon as available, and in any event within twenty (20) days after the end of each month, a contract status report as of the end of that period, accurately and fully showing for each of Borrower’s contracts, the status of the contract and such other information as Lender may request, all in form and scope satisfactory to Lender and certified by an officer of Borrower.

4.2 Taxes.  Promptly pay and discharge all of its taxes, assessments and other governmental charges prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of taxes and assessments and make all required withholding and other tax deposits.  Nothing herein shall be interpreted to require the payment of any tax, assessment or charge so long as its validity is being contested in good faith and by appropriate proceedings diligently conducted, and Borrower has established an adequate reserve for any such expense.

4.3 Insurance.  (a) Keep all its property so insurable insured at all times with responsible insurance carriers against fire, theft and other risks (including, if required, flood) in coverage, form and amount reasonably satisfactory to Lender and as is customary in the case of other Persons engaged in the same or similar business or having similar properties similarly situated; (b) keep adequately insured at all times in reasonable amounts with responsible insurance carriers against liability on account of damage to persons or property and under all applicable worker’s compensation laws; (c) promptly deliver to Lender certificates of insurance in form and content acceptable to Lender for any of those insurance policies required to be carried by Borrower pursuant hereto which shall be in the name of Lender and it’s successors and/or assigns, with appropriate endorsements designating Lender as additional insured and mortgagee or loss payee, or both, as requested by Lender; and (d) cause each such insurance policy to require the insurer to provide Lender with at least thirty (30) days’ prior written notice of cancellation.  If Borrower fails to comply with this Section 4.3, Lender is authorized to obtain such insurance in the name of Borrower or Lender at the expense of Borrower.

4.4 Litigation. Promptly notify Lender in writing as soon as Borrower has knowledge thereof, and furnish or cause to be furnished to Lender such information regarding the same as Lender may request of (a) the institution or filing of any litigation, action, suit, claim or counterclaim to which Borrower is a party, or (b) any administrative proceeding against, or investigation of, Borrower by or before any regulatory body or governmental agency, where (i) the outcome of such litigation, action, suit, claim, counterclaim, administrative proceeding or investigation may have a Material Adverse Effect, or (ii) such litigation, action, suit, claim, counterclaim, administrative proceeding or investigation questions the validity of this Agreement, any of the Notes, or the Collateral Documents, or any action taken or to be taken pursuant to the foregoing; and furnish or cause to be furnished to Lender such information regarding the same as Lender may request.

4.5 Entity Standing.  Maintain its existing entity status in good standing, and maintain its existing rights and franchises, in its jurisdiction of formation and remain or become duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business requires such qualification or licensing, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

4.6 Books and Records.  Maintain proper books and records in accordance with generally accepted accounting principles consistently applied, and notify Lender promptly in writing of any proposed change in the location at which such books and records are maintained.

4.7 Continue Business.  Engage only in the business conducted by it on the date of this Agreement and other businesses reasonably related thereto.

4.8 Notices.  Borrower will notify Lender in writing of the occurrence of any Event of Default or any act or condition, which, with the giving of notice or the passage of time might become an Event of Default.

4.9Environmental Compliance.

(a)           Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (i) comply in all material respects with all Environmental Laws; and (ii) not suffer, cause or permit any material disposal of Hazardous Substances at any property owned, leased or operated by it or any Subsidiary except in accordance with applicable Environmental Laws.

(b)           Upon discovery by Borrower, promptly notify Lender in the event of the disposal of any Hazardous Substance in violation of any Environmental Law at any property owned, leased or operated by Borrower, or in the event of any material Release, or material threatened Release, of a Hazardous Substance in violation of any Environmental Law from any such property.

(c)           Deliver promptly to Lender (i) copies of any documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning a violation or alleged violation by Borrower or any Subsidiary of any Environmental Law; and (ii) copies of any documents submitted by Borrower to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency in response to any such violations or alleged violations.

4.10 Operating Accounts.  Maintain with Lender, as its primary financial institution, corporate deposit and operating accounts.

4.11 Other Acts.  Execute and deliver, or cause to be executed and delivered, to Lender all further documents and perform all other acts and things which Lender deems necessary or appropriate to protect or perfect any security interests in any property directly or indirectly securing payment of any indebtedness of Borrower to Lender.

ARTICLE V.  Negative Covenants

Borrower, without the prior written consent of Lender, covenants and agrees that it will not:

5.1 Borrowed Money.  Except for Loans made by Lender and loans listed on the Schedule attached hereto, if any, create, incur, assume or suffer to exist any liability for borrowed money except (a) to Lender and (b) to any other Person, in an amount not to exceed $150,000 in the aggregate per fiscal year, with the exception of up to $600,000 for insurance financing notes.

5.2 Encumbrances.  Except for liens in favor of Lender or permitted encumbrances as listed on a Schedule attached hereto, if any, create, incur, assume or suffer to exist any mortgage, lien, security interest, pledge or other encumbrance on any of its property or assets, whether now owned or hereafter owned or acquired.

5.3 Guaranties.  Become a guarantor, surety or otherwise liable for the debts or other obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise, except as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business.

5.4 Sale of Assets or Merger.  Convey, sell, transfer, lease, or sell and lease back, all or any substantial portion of its property, assets or business to any other Person, or merge or consolidate with or into any other Person or into any joint venture or partnership with any other Person.

5.5 Ownership Interests.  Purchase, redeem, acquire or retire any of Borrower’s ownership interests whether such interests are in the form of stock, partnership or limited partnership interests, limited liability company units or other ownership interests.

5.6 Investments and Loans.  Make or suffer to exist any investments in, or loans or advances to, any other Person except (a) advance payments or deposits against purchases made in the ordinary course of Borrower’s regular business; (b) direct obligations to the United States of America; (c) any existing investments in, or existing advances to, any Affiliate; or (d) temporary advances to employees to cover expenses incurred in the ordinary course of Borrower’s business.

5.7 Dividends or Distributions.  Pay or declare any cash dividends or distributions.

ARTICLE VI.  Financial and Other Covenants

6.1 Financial and Other Covenants.  Borrower will comply with the following covenant:

Minimum Fixed Charge Coverage Ratio of 1.1 to 1.0 at the end of each fiscal quarter, for the four (4) most recently completed fiscal quarters, commencing December 31, 2011, measured on a consolidated basis.

“Fixed Charge Coverage Ratio” means, as of the date of determination, the ratio of EBIDA less any distributions or dividends paid during the period by Borrower for the period less Unfunded Capital Expenditures, to the sum of the aggregate of all principal payments required to be made on debt (including capitalized lease obligations) during the period of twelve (12) consecutive months prior to the date of determination, plus interest expense paid during the period.

“EBIDA” means total net income after taxes plus interest expense plus depreciation and amortization expense, each calculated on a rolling four (4)-quarter basis.

“Unfunded Capital Expenditures” means, for the period, capital expenditures made from Borrower’s funds other than funds borrowed to finance such capital expenses.

“Consolidated” means the consolidation of the accounts of Borrower and its subsidiaries in accordance with GAAP.

ARTICLE VII.  Default

7.1 Events of Default.  The occurrence of any one or more of the following events shall constitute an event of default (individually, “Event of Default”, or, collectively, “Events of Default”):

(a)           Nonpayment.  Nonpayment when due (pursuant to the terms of any Note or this Agreement) whether by acceleration or otherwise of principal of, interest on, or any fee or premium provided for hereunder or in any Note.

(b)           Negative Covenants.  Default in the observance of any of the covenants or agreements of Borrower contained in Article V or Article VI of this Agreement.

(c)           Other Covenants.  Default in the observance of any of the covenants or agreements of Borrower contained in this Agreement, other than in Article V or Article VI, or in any other agreement with Lender or any Lender Affiliate, which is not remedied within thirty (30) days after occurrence thereof.

(d)           Voluntary Insolvency Proceedings.  If Borrower or any general partner of a Borrower shall (i) file a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, or other similar relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; (ii) consent to the filing of a petition in any bankruptcy, liquidation, reorganization or insolvency proceeding; (iii) make a general assignment for the benefit of creditors; (iv) consent to the appointment of a receiver or trustee for Borrower or any of Borrower’s assets, including, without limitation, the appointment of or taking possession by a “custodian” as defined in the federal Bankruptcy Code; (v) make any, or send notice of any intended, bulk sale; or (vi) execute a consent to any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against or winding up of affairs of, Borrower.

(e)           Involuntary Insolvency Proceedings.  The appointment of a receiver, trustee, custodian or officer performing similar functions for Borrower or any of Borrower’s assets, including, without limitation, the appointment of or taking possession by a “custodian” as defined in the federal Bankruptcy Code; or the filing against Borrower of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; or the institution against Borrower of any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of Borrower, and the failure to have such appointment vacated or such petition or proceeding dismissed within 60 days after such appointment, filing or institution.

(f)           Representations.  If any certificate, statement, representation, warranty or financial statement furnished by or on behalf of Borrower pursuant to or in connection with this Agreement or any Note (including, without limitation, representations and warranties contained herein) or as an inducement to Lender or any Lender Affiliate to enter into this Agreement or any Note or any other lending agreement with Borrower shall prove to have been false in any material respect at the time as of which the facts therein set forth were certified, or to have omitted any material contingent or unliquidated liability or claim against Borrower, or if on the date of the execution of this Agreement there shall have been any materially adverse change in any of the facts disclosed by any such statement or certificate, which change shall not have been disclosed by Borrower to Lender at or prior to the time of such execution.

(g)           Other Indebtedness and Agreements.  Nonpayment by Borrower of any indebtedness owing by Borrower when due (or, if permitted by the terms of the applicable document, within any applicable grace period), whether such indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or failure to perform any material term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any indebtedness owing by Borrower when required to be performed if the effect of such failure is to permit the holder to accelerate the maturity of such indebtedness.

(h)           Judgments.  If any judgment or judgments other than any judgment for which it is fully insured, less applicable deductibles, against Borrower remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days.

(i)            Pension Default.  Any Reportable Event which Lender or any Lender Affiliate determines constitutes grounds for the termination of any Pension Plan by the Pension Benefit Guaranty Corporation (“PBGC”) or for the appointment by an appropriate United States district court of a trustee to administer any Pension Plan shall have occurred and continued 30 days after written notice thereof to Borrower by Lender or any Lender Affiliate; or the PBGC shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or a trustee shall be appointed by an appropriate United States district court to administer any Pension Plan; or any Pension Plan shall be terminated; or Borrower withdraws from a Pension Plan in a complete withdrawal or a partial withdrawal; or Borrower shall fail to pay to any Pension Plan any contribution which it is obligated to pay under the terms of such plan or any agreement, or which is required to meet statutory minimum funding standards of Section 412 of the Internal Revenue Code or Section 303 of ERISA.

(j)            Guarantor Default.  Intentionally omitted.

(k)           Challenge to Collateral Documents.  If any Obligor, directly or indirectly, shall challenge, or indicate their intention to challenge, the validity and binding effect of any provision of any of the Notes or the Collateral Documents or any of the Notes or the Collateral Documents shall for any reason (except to the extent permitted by their express terms) cease to be effective or cease to have the priority lien position required by the terms thereof or by this Agreement or the collateral is no longer available, for any reason.

(l)            Change of Ownership.  Intentionally omitted.

(m)          Termination of Business.  Any Obligor terminates its business or ceases to operate as a going concern.

(n)           Material Adverse Change.  There shall occur any event or condition in an Obligor’s business, operations or financial condition that has or, in Lender’s judgment, is likely to have, a Material Adverse Effect.

7.2Effects of an Event of Default.

(a)           Upon the happening of one or more Events of Default (except a default under either Section 7.1(d) or 7.1(e) hereof), Lender may declare any obligations it or any Lender Affiliate may have hereunder to be canceled and the principal of the Loans then outstanding to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Agreement without presentation, demand or further notice of any kind to Borrower and, if applicable, Borrower shall no longer be permitted to obtain advances of any Loans.

(b)           Upon the happening of one or more Events of Default under Section 7.1(d) or 7.1(e) hereof, Lender’s and Lender Affiliates’ obligations hereunder shall be cancelled immediately, automatically and without notice, and Loans then outstanding shall become immediately due and payable without presentation, demand or notice of any kind to Borrower.

7.3 Remedies.  Upon the occurrence and during the continuance of any Event of Default or upon any termination of this Agreement as a result of an Event of Default, then Lender and each Lender Affiliate shall have all of its rights under this Agreement or otherwise under law.  In addition to, and without limitation of, any rights of Lender and each Lender Affiliate under applicable law, if any Event of Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other indebtedness at any time held or owing by Lender and each Lender Affiliate to or for the credit or account of Borrower may be offset and applied toward the payment of the indebtedness of Borrower to Lender and each Lender Affiliate.  Lender may, in its sole discretion, exercise alternately or cumulatively any of the remedies available hereunder or under any other document securing the indebtedness, or at law or equity.  The failure to exercise one or more of such remedies upon the happening of an Event of Default shall not constitute a waiver of the right to exercise the same at any subsequent time in respect of the same Event of Default or any other Event of Default.  Neither the acceptance by Lender of any payment hereunder which is less than payment in full of all amounts due and payable at the time of such payment, or any negotiation or discussion with Borrower, shall constitute a waiver of the right to exercise one or more of such remedies at that time or at any subsequent time or nullify any prior exercise of any remedy, except as and to the extent otherwise provided by law.

ARTICLE VIII.  Expenses and Indemnification

8.1           Reimbursement.  Borrower shall reimburse Lender promptly upon request by Lender for all of its and each Lender Affiliate’s out-of-pocket expenses including, without limitation, reasonable counsel fees and expenses, filing fees and recording fees incurred in connection with this Agreement and with any indebtedness subject hereto, for any taxes which Lender or any Lender Affiliate may be required to pay in connection with the execution and delivery of this Agreement, any of the Notes or the Collateral Documents, and for any expenses, including reasonable counsel fees and expenses, incident to the enforcement of any provision of this Agreement, the Notes or the Collateral Documents.

8.2           Indemnity.  Borrower agrees to indemnify Lender and hereby holds Lender harmless against all claims, actions, suits, proceedings, costs, expenses, brokerage or other fees, losses, damages and liabilities of any kind including in tort, penalties and interest, which Lender may incur in any manner other than Lender’s own active gross negligence or willful misconduct, by reason of any matter relating, directly or indirectly, to the Loans and the Loan Documents.

ARTICLE IX.  Other

9.1 Amendments and Waivers.  No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by another written agreement subscribed by duly authorized officers of Borrower and Lender.

9.2 Delays and Omissions.  No course of dealing and no delay or omission by Lender in exercising any right or remedy hereunder or with respect to any indebtedness of Borrower to Lender shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.  Lender may remedy any default by Borrower hereunder or with respect to any other person, firm or corporation in any reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default by Borrower and shall be reimbursed for its expenses in so remedying such default.  All rights and remedies of Lender hereunder are cumulative.

9.3 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Lender, Borrower and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights hereunder without the prior written consent of Lender.

9.4 Notices.  Any notice or demand to be given hereunder shall be effective if delivered or mailed to Borrower at the address set forth in the opening paragraph of this Agreement and to Lender at the address set forth in the opening paragraph, via overnight delivery service or personal service or, if mailed, three days after deposit, postage prepaid, in an official depository maintained by the United States Post Office for the collection of mail.

9.5 Entire Understanding. This Agreement, the Collateral Documents and any other Loan Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations and writings between the parties, including specifically, but without limitation, the application for the Loan, any commitment letter and correspondence related thereto.

9.6 Governing Law.  This Agreement, the transaction described herein and the obligations of Lender and Borrower shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflict of laws.

9.7 Inconsistent Provisions.  The terms of this Agreement and any related agreements, instruments or other documents, including, without limitation, the Notes and the Collateral Documents, shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.

9.8 USA Patriot Act.  Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the USA Patriot Act.

9.9 JURISDICTION AND VENUE.  Borrower knowingly, voluntarily, intentionally and irrevocably (a) consents in each action and other legal proceeding commenced by Lender or any Lender affiliate and arising out of or otherwise relating to this Agreement, any of the Loans, any of the Notes or Collateral Documents to the nonexclusive personal jurisdiction of any court that is either a court of record of the State of New York, County of Onondaga or Erie or a court of the United States located in the State of New York, County of Onondaga or Erie, (b) waives each objection to the laying of venue of any such action or other legal proceeding, (c) waives personal service of process in each such action and other legal proceeding, and (d) consents to the making of service of process in each such action and other legal proceeding by registered mail directed to Borrower at the last address of Borrower shown in the records relating to this Agreement maintained by Lender, with such service of process to be deemed completed five (5) days after the mailing thereof.

9.10 WAIVER OF JURY TRIAL.  Borrower (a) knowingly, voluntarily, intentionally and irrevocably waives each right Borrower may have to a trial by jury with respect to, and each right to assert any claim for damages (including, but not limited to, punitive damages) in, any action or other legal proceeding, of any nature relating to (i) this Agreement, any of the Loans, any of the Notes or Collateral Documents, (ii) any transaction contemplated in any such documents or (iii) any negotiation, administration, performance or enforcement of this agreement, any of the Obligations, any of the Notes or Collateral or any Other Collateral and (b) certifies that (i) neither Lender, any Lender affiliate nor any representative of Lender or any Lender Affiliate has represented to Borrower that Lender or any Lender Affiliate will not seek to enforce the waiver made by borrower in this Section 9.10, and (ii) it has been represented (or has had the opportunity to be represented) in the signing of this Agreement as necessary and appropriate by independent legal counsel.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be signed by their duly authorized officers as of the date first set forth above.

Borrower:	OP-TECH ENVIRONMENTAL SERVICES, INC. By: Charles B. Morgan Charles B. Morgan, Chief Executive Officer

Lender:	FIRST NIAGARA BANK, N.A. By: Sabrina J. Webster Sabrina J. Webster, Vice President

Rev. 12/10/2010

SCHEDULE

PERMITTED ENCUMBRANCES

1.           Security for insurance financing notes.
2.
Security interests granted in Security Agreement dated as of December 27, 2010 (the “Security Agreement”) by OP-TECH Environmental Services, Inc. to holders of Secured Convertible Notes dated December 27, 2010.

3.
Obligations to repay surety bonds issued in connection with services provided in OP-TECH Environmental Services, Inc.’s (the “Company”) core business where the Company is the principal under the surety bond as set out in Schedule C of the Security Agreement.